Exhibit 99.1    Press Release of Alcan Inc. dated 2 May 2006

Press Release

FOR IMMEDIATE RELEASE

ALCAN REPORTS RECORD FIRST-QUARTER EARNINGS AS

PROFIT MORE THAN DOUBLES

FINANCIAL HIGHLIGHTS

•         Income from continuing operations of $1.21 per common share compared to $0.56 a year earlier and a loss of $0.91 in the fourth quarter;

•         Operating earnings for the first quarter of $1.26 per common share compared to $0.60 a year earlier and $0.54 in the fourth quarter;

•         Cash from operating activities in continuing operations of $367 million in the first quarter compared to negative $62 million a year earlier and $792 million in the fourth quarter;

•         Debt to invested capital of 38% at the end of the first quarter compared to 40% at the end of the fourth quarter;

•         Revenues were $5,550 million for the first quarter compared to $5,178 million a year earlier and $5,049 million in the fourth quarter.

MONTREAL, CANADA - May 2, 2006 - Alcan Inc. (NYSE, TSX: AL) today reported operating earnings from continuing operations of $1.26 per common share in the first quarter compared to $0.60 a year ago and $0.54 in the fourth quarter of 2005.*

"High prices for aluminum and excellent operating performances across most of our businesses combined to make this an outstanding quarter for Alcan" said Dick Evans, President and CEO.  "By any measure, earnings for the period were the highest in the company's history," he noted.

"The underlying fundamentals of the aluminum industry are currently robust and should remain solid over the balance of the year. With continued focus on operating excellence and financial discipline, I am confident that Alcan is well positioned to reap the benefits," he added.

"Moreover, cost-pressures are stabilizing and our selling, administrative and general expenses are beginning to show the benefits of a focused campaign to improve efficiency. We are making progress toward our financial objectives and I look forward to continued improvement," he concluded.

*Note: All amounts in this press release are expressed in U.S. dollars unless otherwise stated. This press release includes a number of measures for which no meaning is prescribed by generally accepted accounting principles (GAAP).  Refer to the section "Definitions" for an explanation of these measures.

	First Quarter 2006		First Quarter 2005		Fourth Quarter 2005
($ millions, except where indicated)	$M	$/sh	$M	$/sh	$M	$/sh
Operating earnings - excluding foreign currency
balance sheet translation and Other Specified Items	473	1.26	223	0.60	205	0.54

Foreign currency balance sheet translation	(9)	(0.02)	30	0.08	(5)	(0.01)
Other Specified Items (OSIs)	(10)	(0.03)	(45)	(0.12)	(533)	(1.44)

Income (Loss) from continuing operations	454	1.21	208	0.56	(333)	(0.91)
Income (Loss) from discontinued operations	3	0.01	10	0.02	(28)	(0.07)
Cumulative effect of an accounting change	(4)	(0.01)	-	-	-	-
Net income (Loss)	453	1.21	218	0.58	(361)	(0.98)
Average number of common shares outstanding (millions)	373.1		370.0		370.9

Operating Earnings

Operating earnings from continuing operations exclude foreign currency balance sheet translation effects and Other Specified Items (OSIs).  Operating earnings of $473 million in the first quarter were $250 million higher than in the comparable quarter a year ago. The improvement mainly reflected higher aluminum prices, improved volumes and better pricing and mix, partially offset by higher costs for energy and raw materials and provisions for share-based compensation reflecting the increase in Alcan's stock price.  Compared to the fourth quarter of 2005, operating earnings were up $268 million. The improvement mainly reflected the benefit of higher aluminum prices, favourable mark-to-market effects on derivatives as well as higher volumes and better pricing and mix in the Engineered Products and Packaging businesses, partially offset by higher costs for energy and raw materials and provisions for share-based compensation.  Technology sales and favourable conditions for power generation contributed approximately $40 million or $0.11 per common share year-over-year and $25 million or $0.06 per common share sequentially.

Included in operating earnings for the first quarter of 2006 were mark-to-market gains on derivatives of $0.03 per common share as compared to gains of $0.01 a year earlier and losses of $0.11 in the fourth quarter of 2005.

Net Income

The most significant items included in OSIs in the first quarter of 2006 were after-tax losses of $29 million on business and asset disposals, after-tax charges of $18 million mainly related to restructuring of the packaging business, as well as asset impairment charges of $6 million mainly related to the sale of the bottles business, offset by a gain of $41 million arising on the sale of bankruptcy claims against Enron.

Including OSIs, foreign currency balance sheet translation, discontinued operations and the cumulative effect of an accounting change, net income was $453 million or $1.21 per common share for the first quarter.

Sales and Operating Revenues

	First Quarter		Fourth Quarter
($ millions, except where indicated)	2006	2005	2005

Sales & operating revenues ($M)	5,550	5,178	5,049
Volumes (Kt)
Ingot products *	749	724	801
Aluminum used in engineered products & packaging	337	327	295
Total aluminum volume	1,086	1,051	1,096
Aluminum pricing data ($ per tonne)
Ingot product realizations *	2,454	2,058	2,092
Average LME 3-month price (1-month lag) **	2,369	1,850	1,942
*Includes primary and secondary ingot and scrap aluminum. Realized prices generally lag LME price changes by one month.
** The bulk of Alcan's ingot product sales are based on the LME 3-month price with a one month lag plus a local market premium and any applicable product premium.

Sales and operating revenues of $5,550 million were up $372 million compared to the year-ago quarter mainly reflecting higher aluminum prices, increased volumes as well as favourable pricing in the alumina and packaging segments.  Compared to the fourth quarter of 2005, sales and operating revenues rose by $501 million primarily reflecting the benefits of higher aluminum prices and seasonally higher volumes in the downstream businesses as well as improved sales mix and pricing in packaging.

Total aluminum volume was up slightly from a year earlier principally due to additional production from the completion of the Alouette expansion and the Becancour smelter restart. Ingot volume declined from high levels in the fourth-quarter which reflected inventory draw-downs.

The average realized price on sales of ingot products during the first quarter was up $396 per tonne from the year-ago quarter and $362 per tonne from the fourth quarter of 2005.  Both the year-over-year and sequential quarter increases reflected the impact of higher LME prices.  The year-over-year change also reflects lower local market premia.

Cash Flow and Debt

	First Quarter		Fourth Quarter
($ millions, except where indicated)	2006	2005	2005

Cash flow from operating activities in continuing operations	367	(62)	792
Dividends	(59)	(58)	(56)
Capital expenditures	(431)	(292)	(643)
Free cash flow from continuing operations	(123)	(412)	93

Cash flow from operating activities in continuing operations increased by $429 million compared to the prior-year quarter.  The increase mainly reflected higher earnings and payables, offset by slightly higher inventory and receivables resulting primarily from rising metal prices. The year-over-year increase in capital spending was mainly due to the expansion of the Gove alumina refinery in Australia.  Compared to the fourth quarter, cash flow from operating activities was down by $425 million as a result of higher working capital due to higher metal prices and normal seasonal patterns, which more than offset higher earnings. Debt as a percentage of invested capital as at 31 March 2006 was 38 per cent compared to 40 per cent at both the end of the fourth quarter and the prior-year quarter.

REVIEW OF BUSINESS GROUP PROFIT AND CORPORATE ITEMS

	First Quarter		Fourth Quarter
($ millions)	2006	2005	2005
Business Group Profit (BGP)
Bauxite and Alumina	129	97	129
Primary Metal	758	431	531
Engineered Products	154	115	81
Packaging	145	154	107
Subtotal	1,186	797	848
Equity accounted joint venture eliminations	(71)	(74)	(58)
Change in fair market value of derivatives	14	(3)	(52)
	1,129	720	738
Corporate Items
Intersegment, corporate offices and other	(106)	(85)	(621)
Depreciation & amortization	(251)	(272)	(274)
Interest	(76)	(85)	(83)
Income taxes	(269)	(98)	12
Equity income	28	29	15
Minority interests	(1)	(1)	2
Goodwill impairment	-	-	(122)
Income (Loss) from continuing operations	454	208	(333)

Business Group Profit (BGP)

Bauxite and Alumina: BGP for the first quarter increased $32 million or 33 per cent compared to the year-ago quarter. Year-over-year, the group's results benefited from higher LME-linked contract prices for alumina, a favourable change in sales mix and higher volumes.  These were partly offset by the impact of higher costs for energy, caustic soda, maintenance and other operating costs.  On a sequential quarter basis, BGP was in line with the previous quarter.  Favourable contract prices were more than offset by the unfavourable impacts of higher energy prices and other operating costs as well as lower profits on bauxite sales.  For the second quarter of 2006, results are expected to be similar to the first quarter as benefits from higher contract prices are offset by a production shortfall at Gove due to accelerated maintenance in preparation for expansion start-up, and higher costs as a result of cyclone Monica in Australia.

Primary Metal: BGP for the first quarter increased $327 million or 76 per cent compared to the year-ago quarter.  The improvement reflected higher sales price realizations, improved metal shipments, and higher contributions from technology fees and power generation. The completion of the Alouette smelter expansion and the restart of the Becancour smelter contributed to the increase in shipments. These favourable items were partially offset by lower balance sheet translation gains and higher input costs due mainly to increased energy costs in Europe and fuel-related raw materials. On a sequential quarter basis, BGP was up $227 million or 43 per cent.  The improvement mainly reflected higher sales price realizations and increased technology sales, partially offset by lower metal shipments, and higher input costs mainly related to increased energy costs in Europe.  Technology sales and power generation contributed about $60 million year-over-year and $35 million sequentially. For the second quarter of 2006, results are expected to be similar as benefits from higher aluminum prices are offset by lower contributions from technology sales and power generation as well as increased alumina costs.

Engineered Products: BGP for the first quarter increased $39 million or 34 per cent compared to the year-ago quarter.  The year-over-year improvement mainly reflected increased demand across key markets in Europe, including aerospace, specialty sheet, composites and extruded products, as well as beneficial timing effects due to the sharp rise in LME aluminum prices in recent months.  Beneficial timing effects result from rapid changes in LME prices over short periods, which tend to be reflected more quickly in sales revenues than in the inventories that are carried at average cost, resulting in margin expansion. BGP increased $73 million or 90 per cent on a sequential quarter basis. The fourth quarter of 2005 included OSI charges of $19 million. Excluding OSIs and balance sheet translation effects, the increase was $57 million or 57 per cent. The improvement reflected a seasonal pick up in volumes and positive metal price effects.  Excluding OSIs and foreign currency balance sheet translation, the BGP margin in the first quarter was 9.1 per cent compared to 7.0 per cent in the year-ago quarter and 6.7 per cent in the fourth quarter.  BGP for the second quarter is expected to decline somewhat as metal-timing benefits moderate and margins revert toward more normal levels.

Packaging: BGP in the first quarter was down $9 million or 6 per cent compared to the prior-year quarter.  The decline in BGP largely reflected higher raw material costs, a weaker euro compared to the U.S. dollar and the impact of business disposals, partially offset by volume growth in Food and Tobacco and resin price recovery from pass-through initiatives. The benefit of easing resin prices was not fully reflected in the first quarter due to inventory effects and the time lag on film prices. On a sequential quarter basis, BGP was up $38 million or 36 per cent. The fourth quarter of 2005 included OSI charges of $27 million. The remaining increase was largely driven by seasonal volume growth and resin price recovery. Excluding OSIs and foreign currency balance sheet translation, the BGP margin in the first quarter was 9.8 per cent compared to 9.7 per cent in the year-ago quarter and 9.6 per cent in the fourth quarter.  For the second quarter of 2006, results are expected to improve across all segments driven by seasonal volume growth, cost reduction programs and some positive margin impacts from the carry-over impact of price increases, partly offset by the effect of business disposals.

Corporate Items

The Intersegment, corporate offices and other expense category includes corporate head office costs as well as other non-operating items and the elimination of profits on intersegment sales of aluminum.  Excluding provisions for share-based compensation, head-office costs declined year over year and sequentially.

Depreciation and amortization expenses were $21 million lower than in the year-ago quarter and $23 million lower than in the fourth quarter, primarily reflecting the reduced asset base in the packaging business due to business disposals and asset impairments related to the restructuring program.

Interest expense, net of capitalized interest, was $9 million lower than in the year-ago quarter reflecting a higher level of capitalized interest.  In the first quarter, capitalized interest was $14 million, mainly related to the Gove expansion, compared to $5 million a year-ago. Lower debt levels were offset by the effect of higher interest rates.  Compared to the fourth quarter, interest expense declined $7 million due to lower debt levels as well as higher capitalized interest.

The Company's effective tax rate on income from continuing operations was 39% for the quarter.  The high rate mainly reflected a non tax deductible goodwill charge related to the sale of selected assets of the packaging bottles business.

OUTLOOK

For 2006, world primary aluminum consumption is forecast to increase by approximately 5.1 per cent      (4.5 per cent in 2005), while production from new capacity and restarts is expected to increase world supply by about 4.1 per cent (6.9 per cent in 2005).  As a consequence, the Company continues to expect a market deficit of approximately 300 thousand tonnes in 2006 versus the balanced situation in 2005.

The following table provides Alcan estimates of the annualized after-tax impact of currency and LME price movements on income from continuing operations.

	Increase in rate / price	In millions of $	$ / common share

Economic impact of changes in period-average exchange rates
European currencies	$0.10	(56)	(0.15)
Canadian dollar	$0.10	(110)	(0.29)
Australian dollar	$0.10	(40)	(0.11)

Balance sheet translation impact of changes in period-end exchange rates
Canadian dollar	$0.10	(160)	(0.43)
Australian dollar	$0.10	(30)	(0.08)

Economic impact of changes in period-average LME prices*
Aluminum	$100/t	170	0.45

* Realized prices generally lag LME price changes by one month. Changes in local and regional premia may also impact aluminum price realizations.  Sensitivities are updated as required to reflect changes in the Company's commercial arrangements and portfolio of operations.  Not included are sensitivities to energy and raw-material prices, which may have significant impacts.

Cautionary Statement

Statements made in this quarterly earnings press release which describe the Company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "estimates," "anticipates" or the negative thereof or other variations thereon. All statements that address the Company's expectations or projections about the future including statements about the Company's growth, cost reduction goals, operations reorganization plans, expenditures and financial results are forward-looking statements. Such statements may be based on the Company's own research and analysis. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized.  Reference should be made to the Company's most recent Annual Report on Form 10-K for a summary of factors that could cause such differences.

Important factors which could cause such differences include: changes in global supply and demand conditions for aluminum and other products; changes in aluminum ingot prices and changes in raw material costs and availability; changes in the relative value of various currencies; cyclical demand and pricing within the principal markets for the Company's products; changes in government regulations, particularly those affecting environmental, health or safety compliance; fluctuations in the supply of and prices for power in the areas in which the Company maintains production facilities; the consequences of transferring most of the aluminum rolled products businesses operated by the Company to Novelis Inc.; potential discovery of unanticipated commitments or other liabilities associated with the acquisition and integration or disposition of businesses; major changes in technology that affect the Company's competitiveness; the risk of significant losses from trading operations, including losses due to market and credit risks associated with derivatives; changes in prevailing interest rates and equity market returns related to pension plan investments; potential catastrophic damage, increased insurance and security costs and general uncertainties associated with the increased threat of terrorism or war; the effect of international trade disputes on the Company's ability to import materials, export its products and compete internationally; economic, regulatory and political factors within the countries in which the Company operates or sells its products; relationships with, and financial and operating conditions of, customers and suppliers; the effect of integrating acquired businesses and the ability to attain expected benefits; and; other factors affecting the Company's operations including, but not limited to, litigation, labour relations and negotiations and fiscal regimes.

The Company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.  Furthermore, the Company undertakes no obligation, in relation to future quarterly earnings disclosures, to release publicly any information on an interim basis prior to the final earnings disclosure.

DEFINITIONS

"$" all amounts are in U.S. dollars.

"Business Group Profit" (BGP) comprises earnings before interest, income taxes, minority interests, depreciation and amortization and excludes certain items, such as corporate costs, pension actuarial gains and losses and other adjustments, as well as certain OSIs (definition below) including restructuring costs (relating to major corporate-wide acquisitions or initiatives), impairment and other special charges that are not under the control of the business groups or are not considered in the measurement of their profitability.  These items are generally managed by the Company's corporate head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters.  Financial information for individual business groups includes the results of certain joint ventures and other investments accounted for using the equity method on a proportionately consolidated basis, which is consistent with the way the business groups are managed.  However, the BGP of these joint ventures and equity-accounted investments is removed from total BGP for the Company and the net after-tax results are reported as equity income.  The change in the fair market value of derivatives has been removed from individual business group results and is shown on a separate line within total BGP.  This presentation provides a more accurate portrayal of underlying business group results and is in line with the Company's portfolio approach to risk management.

"Debt as a percentage of invested capital" does not have a uniform definition. Because other issuers may calculate debt as a percentage of invested capital differently, Alcan's calculation may not be comparable to other companies' calculations. The figure is calculated by dividing borrowings by total invested capital. Total invested capital is equal to the sum of borrowings and equity, including minority interests. The Company believes that debt as a percentage of invested capital can be a useful measure of its financial leverage as it indicates the extent to which it is financed by debt holders. The measure is widely used by the investment community and credit rating agencies to assess the relative amounts of capital put at risk by debt holders and equity investors.

"Derivatives" including forward contracts, swaps and options are financial instruments used by the Company to manage the specific risks arising from fluctuations in exchange rates, interest rates, aluminum prices and other commodity prices.  Mark-to-market gains and losses on derivatives will be offset over time by gains and losses on the underlying exposures.

"Foreign currency balance sheet translation" effects largely arise from translating monetary items (principally deferred income taxes and long-term liabilities) denominated in Canadian and Australian dollars into U.S. dollars for reporting purposes.  Although these effects are primarily non-cash in nature, they can have a significant impact on the Company's net income.

"Free cash flow from continuing operations" consists of cash from operating activities in continuing operations less capital expenditures and dividends. Management believes that free cash flow, for which there is no comparable GAAP measure, is relevant to investors as it provides an indication of the cash generated internally that is available for investment opportunities and debt service.

"GAAP" refers to Generally Accepted Accounting Principles.

"LME" refers to the London Metal Exchange.

"Other Specified Items" (OSIs) include, for example: restructuring and synergy charges; asset impairment charges; gains and losses on non-routine sales of assets, businesses or investments; unusual gains and losses from legal claims and environmental matters; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that, in Alcan's view, do not typify normal operating activities.

"Operating earnings from continuing operations" is presented in addition to income from continuing operations and reported net income.  Operating earnings from continuing operations are not calculated in accordance with U.S. GAAP and there is no standard definition of this term. Accordingly, it is unlikely that comparisons can be made among different companies that make operating earnings information available.  The determination of whether an item is treated as an Other Specified Item involves the exercise of judgement by Alcan management. The Company believes that operating earnings from continuing operations is a useful measure because it excludes items that are not typical of ongoing operating activities, such as Other Specified Items, as well as items that are outside management's control, such as the impact of foreign currency balance sheet translation. Management has concluded that operating earnings is a relevant measure for shareholders and other investors as it removes the inherent volatility of such items, whether favourable or unfavourable, and provides a clearer picture of underlying business performance. Moreover, the measure is in line with the Company's internal performance measurement and management systems. Operating earnings information has historically been presented in response to requests from investors and financial analysts, who have indicated that they find the information highly relevant and essential to their understanding of the Company.

All tonnages are stated in metric tonnes, equivalent to 2,204.6 pounds.

All figures are unaudited.

QUARTERLY RESULTS WEBCAST

Alcan's quarterly results conference call with investors and analysts will take place on Tuesday, May 2, 2006 at 10:00 a.m. EDT and will be webcast via the Internet at www.alcan.com.

Supporting documentation (press release, financial statements and investor presentation) is available at www.alcan.com, using the Investors link. Miscellaneous and previous years' filings may be accessed using the following links to the www.sec.gov (U.S.) and www.sedar.com (Canada) websites.

ALCAN INC.

Alcan (NYSE, TSX: AL) is a leading global materials company, delivering high quality products, engineered solutions and services worldwide. With world-class technology and operations in bauxite mining, alumina processing, primary metal smelting, power generation, aluminum fabrication, engineered solutions as well as flexible and specialty packaging, today's Alcan is well positioned to meet and exceed its customers' needs. Alcan has 65,000 employees in 59 countries and regions, posted revenues of US$20.3 billion in 2005 and was selected as a Super-Sector Leader on the Dow Jones Sustainability World Index. For more information, please visit: www.alcan.com.

MEDIA CONTACT: Anik Michaud                                 INVESTOR CONTACT: Corey Copeland

Tel.: (514) 848-8151                                                      Tel.  (514) 848-8368

Conference call numbers:                                           Conference call numbers:

North America (877) 652-1294                                       North America (877) 421-3963

Local & overseas (706) 643-7783                                  Local & overseas (706) 643-9535

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF INCOME (unaudited)

Three months ended March 31	2006	2005
(in millions of US$, except per share amounts)
Sales and operating revenues	5,550	5,178

Costs and expenses
Cost of sales and operating expenses, excluding depreciation and
amortization noted below	4,128	4,090
Depreciation and amortization	251	272
Selling, administrative and general expenses	364	380
Research and development expenses	52	49
Interest	76	85
Restructuring charges - net	14	23
Other expenses (income) - net	(31)	1
	4,854	4,900
Income from continuing operations before income taxes and other items	696	278
Income taxes	269	98
Income from continuing operations before other items	427	180
Equity income	28	29
Minority interests	(1)	(1)
Income from continuing operations	454	208
Income from discontinued operations	3	10
Income before cumulative effect of accounting change	457	218
Cumulative effect of accounting change, net of income taxes
of $2 (nil in 2005) (note 4)	(4)	-
Net income	453	218
Dividends on preference shares	2	2
Net income attributable to common shareholders	451	216
Earnings (Loss) per share
Basic:
Income from continuing operations	1.21	0.56
Income from discontinued operations	0.01	0.02
Cumulative effect of accounting change	(0.01)	-
Net income per common share - basic	1.21	0.58
Diluted:
Income from continuing operations	1.20	0.56
Income from discontinued operations	0.01	0.02
Cumulative effect of accounting change	(0.01)	-
Net income per common share - diluted	1.20	0.58
Dividends per common share	0.15	0.15

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (unaudited)

	March 31, 2006	December 31, 2005
(in millions of US$)

ASSETS

Current assets
Cash and time deposits	203	181
Trade receivables (net of allowances of $59 in 2006 and $56 in 2005)	2,807	2,308
Other receivables	1,194	946
Deferred income taxes	150	150
Inventories	2,867	2,734
Current assets held for sale	17	119
Total current assets	7,238	6,438

Deferred charges and other assets	1,253	1,052
Investments	1,533	1,511
Deferred income taxes	794	863
Property, plant and equipment
Cost (excluding Construction work in progress)	17,152	16,990
Construction work in progress	1,949	1,604
Accumulated depreciation	(7,857)	(7,561)
	11,244	11,033
Intangible assets (net of accumulated amortization of $253 in 2006
and $233 in 2005)	1,001	1,013
Goodwill	4,649	4,713
Long-term assets held for sale	2	15
Total assets	27,714	26,638

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (cont'd) (unaudited)

	March 31, 2006	December 31, 2005
(in millions of US$)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Payables and accrued liabilities	4,885	4,608
Short-term borrowings	308	348
Debt maturing within one year	823	802
Deferred income taxes	28	25
Current liabilities of operations held for sale	12	62
Total current liabilities	6,056	5,845

Debt not maturing within one year	5,219	5,265
Deferred credits and other liabilities	1,907	1,608
Post-retirement benefits	3,091	3,037
Deferred income taxes	1,174	1,172
Minority interests	68	67

Shareholders' equity
Redeemable non-retractable preference shares	160	160
Common shareholders' equity
Common shares	6,267	6,181
Additional paid-in capital	688	683
Retained earnings	3,442	3,048
Common shares held by a subsidiary	(31)	(31)
Accumulated other comprehensive loss	(327)	(397)
	10,039	9,484
	10,199	9,644

Total liabilities and shareholders' equity	27,714	26,638

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

Three months ended March 31	2006	2005
(in millions of US$)

OPERATING ACTIVITIES

Net income	453	218
Income from discontinued operations	(3)	(10)
Income from continuing operations	450	208
Adjustments to determine cash from operating activities:
Cumulative effect of accounting change	4	-
Depreciation and amortization	251	272
Deferred income taxes	144	55
Equity income, net of dividends	(16)	(27)
Asset impairment charges	9	8
Gain on disposal of businesses and investments - net	-	(1)
Stock option compensation	25	5
Change in operating working capital
Change in receivables	(513)	(418)
Change in inventories	(78)	14
Change in payables and accrued liabilities	(1)	(237)
Change in deferred charges, other assets, deferred credits
and other liabilities, and post-retirement benefits - net	92	107
Other - net	-	(48)
Cash from (used for) operating activities in continuing operations	367	(62)

Cash from operating activities in discontinued operations	-	68

Cash from operating activities	367	6

FINANCING ACTIVITIES

Proceeds from issuance of new debt	17	436
Debt repayments	(66)	(636)
Short-term borrowings - net	(36)	(2,022)
Common shares issued	67	4
Dividends - Alcan shareholders (including preference)	(58)	(58)
- Minority interests	(1)	-
Cash used for financing activities in continuing operations	(77)	(2,276)

Cash used for financing activities in discontinued operations	-	(37)

Cash used for financing activities	(77)	(2,313)

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (cont'd) (unaudited)

Three months ended March 31	2006	2005
(in millions of US$)

INVESTMENT ACTIVITIES

Purchase of property, plant and equipment	(431)	(292)
Business acquisitions and purchase of investments	(38)	-
Net proceeds from disposal of businesses, investments and other assets	198	4
Settlement of amounts due from Novelis - net	-	2,535
Cash from (used for) investment activities in continuing operations	(271)	2,247

Cash used for investment activities in discontinued operations	-	(57)

Cash from (used for) investment activities	(271)	2,190

Effect of exchange rate changes on cash and time deposits	3	(18)
Increase (Decrease) in cash and time deposits	22	(135)

Cash and time deposits - beginning of period	181	340
Cash and time deposits - end of period in continuing operations	203	205
Cash and time deposits - end of period in current assets held for sale	-	-
Cash and time deposits - end of period	203	205

ALCAN INC.

(in millions of US$)

1.         BASIS OF PRESENTATION

The unaudited interim consolidated financial statements are based upon accounting policies and methods of their application consistent with those used and described in the Company's annual financial statements as contained in the most recent annual report.  The interim financial statements do not include all of the financial statement disclosures included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and therefore should be read in conjunction with the Company's most recent annual report.

In the opinion of management of the Company, the unaudited interim consolidated financial statements reflect all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position and the results of operations and cash flows in accordance with U.S. GAAP.  The results reported in these interim consolidated financial statements are not necessarily indicative of the results that may be expected for the entire year.

2.         DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

Bauxite and Alumina and Primary Metal

On March 31, 2006, the balance of the Company's interest in Aluminium de Grèce S.A. (AdG), some 7.2%, was sold by the Company to Mytilineos Holdings S.A. for net proceeds of $13.

Engineered Products

In the first quarter of 2004, the Company had committed to a plan to sell certain non-strategic assets that were not part of its core operations.  The assets were used to supply castings and components to the automotive industry.  On March 31, 2006, the Company sold these assets to AluCast GmbH for net proceeds of approximately nil.

3.         CAPITALIZATION OF INTEREST COSTS

Total interest costs in continuing operations in the first quarter of 2006 and 2005 were $90 and $90, respectively, of which $14 and $5, respectively, were capitalized.

4.         ACCOUNTING CHANGES

SFAS 123(R) - Share-Based Payment

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment, which is a revision to SFAS No. 123, Accounting for Stock-Based Compensation.  SFAS No. 123(R) requires all share-based payments to employees to be recognized in the financial statements based on their fair values.  The Company had previously adopted the fair-value based method of accounting for stock options using the retroactive restatement method described in SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, effective January 1, 2004.   This method is accepted under SFAS No. 123(R).

On January 1, 2006, the Company recorded an after-tax charge of $4, using the modified prospective application method, in Cumulative effect of accounting change, to record all outstanding liability awards, previously measured at their intrinsic value, at their fair value.

5.         SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS

Acquisitions

On January 3, 2006, the Company announced that it has acquired the packaging assets and business of Recubrimientos y Laminaciones de Papel, S.A. de C.V. (Relapasa), of Monterrey, Mexico for $22.

On March 10, 2006, the Company acquired the operating assets of Daifu Industries Co. Ltd, Thailand, a company specializing in hotmelt coating, induction sealing and production of flexible packaging material, for $8.

Sales

On October 7, 2005, the Company announced that it had reached an agreement in principle with Praxair Inc. for the sale of its high-purity activity at the Mercus processing mill in France.  The transaction was finalized in March 2006 for net proceeds of $2, resulting in a gain on disposal of $1.

On January 4, 2006, the Company announced that it has signed an agreement in principle for the sale of its Froges, France, rolling mill to Industrie Laminazione Alluminio S.p.A based in Sardinia, Italy.  The transaction was finalized in February 2006 for net proceeds of $(5), resulting in a gain on disposal of $1.

On February 27, 2006, the Company announced that it had reached an agreement to sell selected assets of its North American Packaging Plastic Bottle business to Ball Corporation.  The transaction was finalized in March 2006 for net proceeds of $182, resulting in a loss on disposal of $4.

On March 2, 2006, the Company completed the sale of its food packaging plant in Zaragoza, Spain, to Kostova System S.L. for net proceeds of $7, resulting in a loss on disposal of $3.

On March 6, 2006, the Company announced that it had reached an agreement in principle for the sale of its Chambéry, France, operation to Compagnia Generale Alluminio SpA (CGA). Chambéry manufactures Rollbond panels used primarily as fluid circulators in refrigeration units. CGA is an Italian company specializing in domestic refrigeration and air conditioning.  The transaction is expected to be completed in the second quarter of 2006.  Consequently, the Company recorded an impairment charge of $2 based on the expected transaction closure.

6.         CONTINGENCIES

On January 19, 2006, the Company sold claims related to the Enron bankruptcy to a financial institution for combined proceeds of $62, recorded in Other expenses (income) - net, resulting in an after-tax gain of $41.

Montreal, Canada

2 May 2006